UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM SD

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Specialized Disclosure Report

Commission File Number 1-15583

DELTA APPAREL, INC.

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(Exact name of registrant as specified in its charter)

GEORGIA	58-2508794
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2750 Premiere Pkwy., Suite 100
Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)

S. Lauren Satterfield, Deputy General Counsel

(678) 775-6900

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(Name and telephone number, including area code, of the person to contact in connection with this report)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the reporting period from January 1 to December 31, 2022.

SECTION 1 - CONFLICT MINERALS DISCLOSURE

Item 1.01     Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Specialized Disclosure Report on Form SD and the Conflict Minerals Report, filed as Exhibit 1.01 hereto, are publicly available at www.deltaapparelinc.com/about/sustainability/social-responsibility as well as the SEC's EDGAR database at www.sec.gov.

Item 1.02     Exhibit

The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Non-applicable.

SECTION 3 - EXHIBITS

Item 3.01     Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

DELTA APPAREL, INC.

By:	/s/ S. Lauren Satterfield
	S. Lauren Satterfield	May 31, 2023
Deputy General Counsel & Corporate Secretary